Exhibit 99.1

Press Release

For Release, 09:10AM EDT August 8, 2024

Neonode Reports Quarter Ended June 30, 2024 Financial Results

STOCKHOLM, SWEDEN, August 8, 2024 — Neonode Inc. (NASDAQ: NEON) (“Neonode” or the “Company”) today reported financial results for the three and six months ended June 30, 2024.

FINANCIAL SUMMARY FOR THE THREE MONTHS ENDED JUNE 30, 2024:

●	Revenues of $1.4 million, an increase of 18.7% compared to the same period in the prior year.

●	Operating expenses of $2.7 million, a decrease of 1.6% compared to the same period in the prior year.

●	Net loss of $1.7 million, or $0.11 per share, compared to $1.5 million, or $0.10 per share, for the same period in the prior year.

●	Cash used by operations of $1.2 million compared to $0.6 million for the same period in the prior year.

●	Cash and accounts receivable of $14.4 million as of June 30, 2024 compared to $17.1 million as of December 31, 2023.

FINANCIAL SUMMARY FOR THE SIX MONTHS ENDED JUNE 30, 2024:

●	Revenue of $2.4 million, a decrease of 0.6% compared to the same period in the prior year.

●	Operating expenses of $5.6 million, an increase of 0.9% compared to the same period in the prior year.

●	Net loss of $3.8 million, or $0.25 per share, compared to $2.9 million, or $0.19 per share, for the same period in the prior year.

●	Cash used by operations of $3.1 million compared to $2.3 million for the same period in the prior year.

COMMENTS OF THE INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER (“CEO”) AND CHIEF FINANCIAL OFFICER (“CFO”)

“Our revenues increased in the second quarter of 2024 compared to the same quarter last year. Non-recurring engineering revenues increased and were mainly attributable to the ongoing Driver Monitoring System (“DMS”) project with the Original Equipment Manufacturer (“OEM”) of commercial vehicles customer that was announced at the end of last year. Product sales also increased in the second quarter compared to the same quarter last year, mainly as a result of last time buy orders from customers to secure supplies, following our decision to focus solely on licensing going forward and to phase out our products business. Licensing revenues decreased compared to the same quarter last year, mainly due to the demand for our legacy customers’ products being lower. Gross margin in the second quarter of 2024 compared to the same quarter last year declined and was the result of increased cost of revenue due to increased product sales and non-recurring revenues combined with decreased licensing revenues. Although our operating expenses decreased in the second quarter of 2024 compared to the same quarter last year, the decline in gross margin led to a higher net loss,” said Fredrik Nihlén, Neonode’s interim President and CEO and CFO.

“Our driver and in-cabin monitoring solutions keep attracting attention, which is positive. We find this promising and believe that our solution is not only competitive but also scalable and flexible, making the solution attractive to both commercial vehicle and passenger car manufacturers. We also keep seeing interesting licensing opportunities for our touch and touchless human-machine interaction offerings in addition to the first touch sensor module technology license agreement announced earlier this year,” concluded Mr. Nihlén.

FINANCIAL OVERVIEW FOR THE QUARTER ENDED JUNE 30, 2024

Revenues for the quarter ended June 30, 2024 were $1.4 million, an 18.7% increase compared to the same period in 2023. License revenues were $0.6 million, a decrease of 43.9% compared to the same period in 2023. The decrease was caused by lower sales volumes for our customers during the second quarter of 2024 compared to the same quarter in 2023.

Revenues from product sales for the quarter ended June 30, 2024 were $0.6 million, a 641.7% increase compared to the same period in 2023, mainly due to last time buy orders from customers.

Revenues from non-recurring engineering for the second quarter of 2024 were $0.2 million, a 750.0% increase compared to the same period in 2023, mainly attributable to the DMS project with the commercial vehicle OEM customer that was announced at the end of last year.

Gross margin related to products was 26.0% for the second quarter of 2024 compared to 66.7% in the same period in 2023. The gross margin for products for the second quarter in 2024 was impacted by a one-time cost of $8,000 related to an impairment loss on inventory due to the phasing out of the manufacturing of touch sensor modules.

Our operating expenses decreased by 1.6% for the second quarter of 2024 compared to the same period in 2023, primarily due to lower payroll and related costs offset by higher professional fees.

Net loss for the second quarter of 2024 was $1.7 million, or $0.11 per share, compared to a net loss of $1.5 million, or $0.10 per share for the same period in 2023. Cash used by operations was $1.2 million in the second quarter of 2024 compared to $0.6 million for the same period in 2023. The increase is primarily the result of component purchases in the second quarter of 2024 and the timing of customer payments.

Cash and accounts receivable totaled $14.4 million and working capital was $13.2 million as of June 30, 2024, compared to $17.1 million and $16.8 million as of December 31, 2023, respectively.

For more information, please contact:

Interim President and Chief Executive Officer and Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Phone: +46 703 97 21 09

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The Company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced research and development and technology licensing, Neonode’s technology is currently deployed in more than 90 million products, and the Company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to our expectations for growth and the growing demand for our products, future performance or future events. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors include risks related to our reliance on the ability of our customers to design, manufacture and sell their products with our touch technology, the length of a customer’s product development cycle, our dependence and our customers’ dependence on suppliers, the global economy generally and other risks discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the SEC from time to time, including Neonode’s annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

NEONODE INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$13,107	$16,155
Accounts receivable and unbilled revenues, net	1,246	917
Inventory	205	610
Prepaid expenses and other current assets	536	938
Total current assets	15,094	18,620

Property and equipment, net	83	340
Operating lease right-of-use assets, net	17	54
Total assets	$15,194	$19,014

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$321	$440
Accrued payroll and employee benefits	1,271	941
Accrued expenses	207	354
Contract liabilities	51	10
Current portion of finance lease obligations	6	33
Current portion of operating lease obligations	17	54
Total current liabilities	1,873	1,832

Finance lease obligations, net of current portion	-	19
Total liabilities	1,873	1,851

Commitments and contingencies

Stockholders’ equity:
Common stock, 25,000,000 shares authorized, with par value of $0.001; 15,359,481 shares issued and outstanding at June 30, 2024 and December 31, 2023	15	15
Additional paid-in capital	235,161	235,158
Accumulated other comprehensive loss	(462)	(396)
Accumulated deficit	(221,393)	(217,614)
Total stockholders’ equity	13,321	17,163
Total liabilities and stockholders’ equity	$15,194	$19,014

NEONODE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Revenues:
License fees	$614	$1,094	$1,387	$2,242
Products	623	84	823	186
Non-recurring engineering	187	22	228	25
Total revenues	1,424	1,200	2,438	2,453

Cost of revenues:
Products	461	28	841	75
Non-recurring engineering	24	9	41	9
Total cost of revenues	485	37	882	84

Total gross margin	939	1,163	1,556	2,369

Operating expenses:
Research and development	975	1,063	1,870	1,865
Sales and marketing	544	689	1,360	1,281
General and administrative	1,227	1,038	2,387	2,422

Total operating expenses	2,746	2,790	5,617	5,568
Operating loss	(1,807)	(1,627)	(4,061)	(3,199)

Other income (expense):
Interest income, net	140	169	320	327
Other expense	(17)	-	(17)	-
Total other income, net	123	169	303	327

Loss before provision for income taxes	(1,684)	(1,458)	(3,758)	(2,872)

Provision for income taxes	11	49	21	60
Net loss	$(1,695)	$(1,507)	$(3,779)	$(2,932)

Loss per common share:
Basic and diluted loss per share	$(0.11)	$(0.10)	$(0.25)	$(0.19)
Basic and diluted – weighted average number of common shares outstanding	15,359	15,359	15,359	15,285

NEONODE INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net loss	$(1,695)	$(1,507)	$(3,779)	$(2,932)

Other comprehensive loss:
Foreign currency translation adjustments	(32)	(141)	(66)	(106)
Other comprehensive loss	$(1,727)	$(1,648)	$(3,845)	$(3,038)

NEONODE INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

(Unaudited)

For the three and six months ended June 30, 2024 and 2023

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
Balances, December 31, 2023	15,359	$15	$235,158	$(396)	$(217,614)	$17,163
Stock-based compensation	-	-	2	-	-	2
Foreign currency translation adjustment	-	-	-	(34)	-	(34)
Net loss	-	-	-	-	(2,084)	(2,084)
Balances, March 31, 2024	15,359	$15	$235,160	$(430)	$(219,698)	$15,047
Stock-based compensation	-	-	1	-	-	1
Foreign currency translation adjustment	-	-	-	(32)	-	(32)
Net loss	-	-	-	-	(1,695)	(1,695)
Balances, June 30, 2024	15,359	$15	$235,161	$(462)	$(221,393)	$13,321

	Common Stock Shares Issued	Common Stock Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholders’ Equity
Balances, December 31, 2022	14,456	$14	$227,235	$(340)	$(207,491)	$19,418
Stock-based compensation	-	-	18	-	-	18
Issuance of shares for cash, net of offering costs	903	1	7,865	-	-	7,866
Foreign currency translation adjustment	-	-	-	35	-	35
Net loss	-	-	-	-	(1,425)	(1,425)
Balances, March 31, 2023	15,359	$15	$235,118	$(305)	$(208,916)	$25,912
Stock-based compensation	-	-	17	-	-	17
Foreign currency translation adjustment	-	-	-	(141)	-	(141)
Net loss	-	-	-	-	(1,507)	(1,507)
Balances, June 30, 2023	15,359	$15	$235,135	$(446)	$(210,423)	$24,281

NEONODE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(3,779)	$(2,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	3	35
Loss on disposal of assets	18	-
Depreciation and amortization	40	37
Amortization of operating lease right-of-use assets	34	33
Inventory impairment loss	286	-
Changes in operating assets and liabilities:
Accounts receivable and unbilled revenues, net	(344)	140
Inventory	89	17
Prepaid expenses and other current assets	362	27
Accounts payable, accrued payroll and employee benefits, and accrued expenses	149	374
Contract liabilities	41	(13)
Operating lease obligations	(34)	(33)
Net cash used in operating activities	(3,135)	(2,315)

Cash flows from investing activities:
Purchase of property and equipment	(37)	(36)
Proceeds from sale of property and equipment	190	-
Net cash used in investing activities	153	(36)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering costs	-	7,866
Principal payments on finance lease obligations	(13)	(52)
Net cash (used in) provided by financing activities	(13)	7,814

Effect of exchange rate changes on cash and cash equivalents	(53)	12

Net change in cash and cash equivalents	(3,048)	5,475
Cash and cash equivalents at beginning of period	16,155	14,816
Cash and cash equivalents at end of period	$13,107	$20,291

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$21	$60
Cash paid for interest	$1	$6